Exhibit 99.2

IHOP Corp.

Second Quarter 2003 Conference Call Script

Operator Introduction

Good day ladies and gentlemen, and welcome to IHOP’s second quarter 2003 conference call.  As a reminder today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Ms. Stacy Roughan, please go ahead.

Stacy Roughan – Management and Safe Harbor Introductions

Good morning and thank you for participating on IHOP’s second quarter 2003 conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to management, I would like to remind you that today’s conference call contains forward-looking statements as noted in slide number two.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – Second Quarter Overview

Thanks, Stacy.  We’re pleased to be here this morning to share highlights of our second quarter and review of some of the recent changes we’ve implemented at IHOP.  Quickly touching on our profit performance, net income was $11.0 million [dollars], or $0.51 [cents] per diluted share, for the quarter.  Excluding one-time reorganization charges of $811,000 [dollars], or $0.02 [cents] per diluted share, net income increased to $11.5 million [dollars], or $0.53 per diluted share.  For the six months ended June 30, net income decreased to $16.9 million [dollars], or $0.78 [cents] per diluted share.  After accounting for one-time charges, net income for the first six months of 2003 increased to $21.6 million [dollars], or $1.00 per diluted share.

Our system performed well during the quarter with a 16.1% increase in system-wide sales, or $425.5 million [dollars].  We continued to outperform our competitors by focusing on brand building activities, operational improvements and enhanced training, all of which supported our excellent results for the quarter.  Combined, our efforts lead to IHOP’s highest comp-store sales gain in 10 years, which were 4.8% during the second quarter.  This reflects the success of our product promotions, including the continuation of Stuffed French Toast and the introduction of Paradise Pancakes.  Our Stuffed French Toast promotion benefited from the carryover effect of national network advertising in the first quarter and produced 5.8% comps for its ten-week promotional period.  The launch of Paradise Pancakes during the quarter allowed us to build upon the momentum we’ve established since the beginning of the year.  And, we took it one step further.  Each participating IHOP provided a festive atmosphere with tropical decorations and Hawaiian shirts worn by our servers to bring a little bit of Paradise to each of our guests.  In short, it was just plain fun.  Our guests clearly noticed the changes as we experienced comp growth that exceeded even our own expectations.  Paradise Pancakes produced a 4.6% comp-store gain for its eight-week promotional period.  Each promotion is intended to create new reasons to visit IHOP.  During the second quarter, our promotional strategy delivered by increasing guest traffic in franchise and company-operated restaurants and driving strong comp-store sales performance.

Our current promotion, Super Stackers, is our first non-breakfast promotional item this year.  Stackers is being supported by a national network advertising campaign, which is similar to our approach with Stuffed French Toast.  In its first month, Stackers has been very well received and we are optimistic of sustaining our comp-store momentum with this and successive promotions.

A great deal of our success during the second quarter can be attributed to the excellent support provided by our Operations group.  On our last quarterly call, we spent time updating you on our brand strategies.  Now, I’d like to highlight some of our operational strategies that are beginning to drive significant improvements in our system.

Over the past few months, Operations has worked with our franchisees to take a close look at how each IHOP restaurant performs and how well each franchisee contributes to the overall health of our system.  We have evaluated every restaurant in our system and identified those restaurants that we consider “A” or “B” operations.  This will enable us to leverage and further develop our strongest operators, and help them improve upon the great job that they are already doing.  At the same time, we also identified those restaurants that are not performing up to the top of our expectations and encouraged those operators to improve by returning to the basics and refocusing on training and service.  And, for those restaurants that continue to be a challenge, we will work to promote dramatic improvement… or facilitate the removal of the owner or operator from our system.

A major Mystery Shop initiative began in the second quarter.  While the majority of our system has received high scores, we obtained a lot of great feedback and have identified several opportunities to improve service and hospitality.  We uncovered additional ways to improve our guests’ experience, and will continue to augment our operational and training programs to address them.  Our franchisees responded well to the feedback and are now implementing many changes in their restaurants.  We will continue our Mystery Shop program with six shops per restaurant per quarter for the foreseeable future.

We also launched an initiative to identify restaurants that could benefit from 24-hour operations.  There are approximately 200 high potential locations where a shift to 24-hour operations would increase both profitability and comp growth opportunities for our franchisees.  We have trained our field consultants on the 24-hour operating financial model.  Now, our efforts to move selected stores to 24-hour operations are in full swing.  We expect to transition a good number of restaurants to 24-hour operations within the next year.

Enhanced training efforts continued with the rollout of Paradise Pancakes during the second quarter of 2003.  More than 50,000 employees were trained on the promotion’s details and how to better greet and serve our guests, creating fabulous first and last impressions.

In all, the Operations group played an important role during the quarter and is making a great contribution as we work to become number one in family dining.

Another step to help us get to the number one position is our recent corporate reorganization.  Announced just a few weeks ago, the strategic reorganization of our company was designed to realign IHOP’s corporate structure and resources to support the requirements of our new operating model.  In turn, this allows us to devote greater resources toward marketing and operational improvements, which are critical growth drivers for IHOP going forward.  To successfully implement our new business model, it was clear that we had to make some changes and refine many processes.  Our approach to the reorganization was comprehensive and affected all functional areas, to set a foundation for growth in many years to come.

The goal of our strategic reorganization was to create a corporate structure that facilitates the execution of our new business model, establish the concept of IHOP’s corporate offices as a “Restaurant Support Center,” and reduce our overall cost base.  Reducing our cost structure is a key benefit, with steady state cost reductions of approximately $3.0 million [dollars] per year.  We accomplished this by identifying a plan to downsize and do away with functions designed to support the old business model.  At the same time, we focused on those functions that facilitate franchisee self-development and improve our ability to make IHOP restaurants successful.  It is our goal, over time, to be recognized as world class in Operations, Marketing and Training.

Let me highlight the key decisions we made.

Previously managed under the same function, we will separate operations management of company and franchise restaurants.  In doing so, we will be able to focus on improving the performance of company-operated restaurants.  Historically, company operations were comprised of restaurants that we took back from franchisees.  These stores are often financially or operationally challenged and can produce a drag on our earnings.  We determined that a management group solely concentrating on improving company restaurant operations should be able to significantly increase sales and profits at these restaurants — with the ultimate goal of making them re-franchisable.

We will centralize franchisee support and troubleshooting by developing a cost effective operations call center at our corporate headquarters in Glendale, California.  As a result, we plan to replace seven regional offices with a strong, centralized franchisee support center.  However, more than 70 operations consultants will remain in the field to support franchisees on a daily basis and provide the tools and guidance to ensure continued operational excellence.

Looking at our Franchise and Development functions, we will consolidate and combine our Franchise and Development departments into one department.  The newly formed group will facilitate and monitor franchisee development of restaurants as well as recruit new franchisees.  This effort will be led by Rick Celio, our current Vice President of Development.  Anna Ulvan, our long-time VP of Franchise, will be retiring at the end of September after more than 27 years with IHOP.  It has been a personal pleasure working with Anna and we will certainly miss her contribution.  Anna successfully sold franchise restaurants under our old model and has played in integral role in driving IHOP’s growth.  With our new business model shift, Rick Celio has lead our new franchise development efforts since we changed our approach in January.  With his extensive experience in franchising and development, I am confident in Rick’s ability to do this new job.

To reduce overall expenses and promote improved productivity and practices, we will combine and augment our franchise administration and property management functions. These activities will be led by Mark Weisberger, our Vice President and General Counsel.

Finally, we are implementing several improvements in our finance function to create efficiencies.  As a first step, we plan to outsource the Payroll function for both company restaurants and corporate employees.

Before I turn the call over to Tom, I’d like to give you an update on our franchising activities.  Our transition to franchise initiated development is proceeding well.  As we announced earlier this week, we have 37 of our strongest single and multi unit operators committed to developing approximately 130 new restaurants over the next five to 10 years.  These restaurants will be developed throughout the country.  Our pipeline for additional franchise agreements is beginning to fill with approximately 40 solid prospects expressing an interest to develop at least 100 more new restaurants.  We are extremely encouraged by the level of interest that we’re seeing and are confident of a successful transition to our new operating model. It is exciting to see a great many of our existing franchisees decide to pursue self-financed development.  It’s a vote of confidence in our new operating model as well as an indication of the compelling return on investment that an IHOP franchised restaurant represents from those who know our business best — our franchisees.  As we said on previous calls, our research indicates that there are approximately 400 to 800 more sites available for development under our new model.  I am confident in our ability to capture these development opportunities with both existing franchisees and prospective franchisees new to the IHOP system.

Now, I’d like to turn the call over to our CFO, Tom Conforti for a review of the numbers.

Tom Conforti – Second Quarter Performance Overview

Thanks, Julia and good morning everyone.  We had a strong second quarter 2003, which reflects our successful product promotions and the positive impact of an improved operational approach in our restaurants.

For the quarter, we reported an 18.3% increase in net income to $11.0 million, or an increase of 15.9% in diluted net earnings per share to $0.51.  This compares with a net income of $9.3 million, or diluted net income per share of $0.44 in the second quarter 2002.  In addition, our performance was impacted during the quarter by one-time charges of $811,000, or $0.02 per diluted share, associated with our reorganization efforts.  After accounting for these one-time charges, net income for the second quarter 2003 increased 23.7% to $11.5 million or a 20.5% increase in diluted net income per share of $0.53.

For the six months ended June 30, we reported a 11.5% decrease in net income to $16.9 million, and a decrease of 13.3% in diluted net income per share to $0.78 in 2003.  This compares with a net income of $19.1 million, or diluted net income per share of $0.90 in the same 2003 period.  After accounting for one-time charges, net income for the first six months of 2003 actually increased 13.1% to $21.6 million or an 11.1% increase in diluted net income per share of $1.00.

On our top line, total revenues for the quarter increased 21.7% to $103.3 million, and 18.6% to $197.3 million for the first six months of this year. This increase was driven by the strong comp store sales performance Julia alluded to earlier as well as the benefit of new restaurants franchised so far this year.

Let me cover revenue and profit in a bit more detail by touching on our four key reporting segments — Franchise Operations, Rental Operations, Company Operations and Financing Operations.

Revenues from Franchise Operations increased 15.9% to $34.7 million for the second quarter and 14.2% to $68.5 million for the first six months of this year.  This was due to 16.7% and 15.3% improvements in retail sales in franchise restaurants for the quarter and six-month periods. Retail sales improved due to an increase in the number of effective restaurants and average sales per effective restaurant.  The number of effective franchise restaurants for the quarter ended at 919, a 10.2% increase over last year’s second quarter, while over the six month period, effective restaurants were 911, a 9.9% increase over the same period last year.  Average sales per effective restaurant increased 6.8% to $379,000 for the quarter and 5.5% to $754,000 for the six months.  Franchise Operations profit increased 14.7% to $18.8 million for the quarter and 13.8% to $37.1 million for the six month period due to the increases in effective restaurants and average sales per effective restaurant, as well as a 4.8% and 3.6% increase in comp store sales at franchise restaurants.

Rental Operations revenues increased 18.7% to $29.0 million for the quarter and 18.4% to $57.3 million for the first half of this year.  This was due to an increase in the number of franchise restaurants to 932 as well as an increase in the number of operating leases.  Rental Operations profit increased 23.9% to $7.7 million for the quarter and 19.6% to $15.2 million for the six month period.  This was due to an increase in the number of operating leases and increases in the amount of rental revenue derived from IHOP owned properties.

Company Operations revenues increased 18.6% to $21.3 million for the quarter and 14.6% to $41.0 million for the first six months of this year.  This revenue increase was due to increases in the number of effective IHOP-operated restaurants and an increase in average sales per IHOP operated restaurant.  Effective IHOP-operated restaurants increased to 79 from 75 during the quarter and average sales per effective IHOP-operated restaurant increased to $270,000 from $240,000 last year.  For the six month period, effective IHOP-operated restaurants increased to 77 from 74 and average sales per effective IHOP-operated restaurant increased to $533,000 from $483,000 last year.  Company operations profit decreased to a negative $1.2 million for the quarter and was a negative $2.4 million in the first half of this year.  For both periods, this loss was impacted by higher costs associated with reacquired and newly opened IHOP operated restaurants and labor related costs.  These higher labor costs were associated with the hiring of assistant managers at company-operated restaurants and higher employee benefit expenses associated with higher workers’ compensation rates.

Financing Operations revenues increased 45.8% to $18.2 million for the quarter and 36.9% to $30.5 million for the six-month period.  This was due to an increase in the number of IHOP developed restaurants sold during the quarter and six-month period.  In total, 5 more franchises were sold in the second quarter than in 2Q02 — for a total of 23.  For the six-month period, 10 more franchises were sold than in 2002 — for a total of 38 stores sold year to date.  It also reflects a higher receivable balance for which we received interest income.  Financing Operations profit increased 26.2% to $8.4 million in the quarter and increased 11.5% to $13.8 million in the first six months of this years due to an increase in the sale of IHOP developed restaurants.

Moving on to general and administrative expenses, G&A totaled were $13.6 million for the quarter and $25.8 million for the six month period, a 7.1% and 10.6% increase compared with the same periods last year.  This was primarily due to normal increases in salary and wages and additional costs associated with our new focus on marketing, operations, training and Information Technology.  General and administrative expenses were 3.2% of system-wide sales during the quarter, compared to 3.5% last year.

As Julia mentioned, we implemented several strategic changes through our reorganization process.  We expect the reorganization process to benefit us in several ways including reducing our overall cost basis.  In steady state, we will experience G&A cost reductions of approximately $3.0 million per year.  Total additional one-time reorganization costs are expected to be approximately $1.5 million with $1.3 million recognized in 2003 and the remainder recognized in 2004.

Turning to our balance sheet, the balance of cash and cash equivalents at June 30, 2003 decreased to $53.7 million from $98.7 million at the end of last year principally due to the purchase of investment grade corporate bonds.  The balance of property and equipment increased 8.6% to $310.8 million from $286.2 million at the end of last year due to new restaurant development.

Capex, which included our portion of the 19 IHOP-developed restaurants opened during the quarter, was $22.3 million.

Long-term receivables increased to $338.7 million from $332.8 million at the end of last year due to IHOP’s financing activities associated with the sales of franchises and equipment.  Franchise Fee Notes totaled $46.9 million while equipment notes totaled $160.6 million.  Our direct financing lease receivable was $131.3 million.  Long-term debt was $144.7 million.  Stockholders’ equity at the end of the quarter was $379.7 million versus $364.4 million at the end of 2002.

Turning to cash flow, we are improving our cash flow projections for fiscal 2003.  We previously expected free cash flow to be in the range of a negative $25 million to a negative $35 million.  However, during the second quarter, we benefited from a previously planned sale lease back of a group of IHOP restaurants, with proceeds of $12.6 million.  This deal reflected a preexisting agreement on which we followed through and we don’t anticipate any future activity on this front.  As a result, we are increasing our free cash flow expectations for the year to between a negative $15 million and a negative $25 million.

On non-financial statement matters, we changed our methodology for calculating comparable store sales from a 12-month basis to an 18-month basis.  We believe that implementing an 18-month comparison period will enable a more accurate view of our system’s performance by avoiding comparisons to initial sales levels which are significantly higher than where a unit’s level ultimately settles.  In the news release we issued today, we have provided comp store sales dating back to 1999 using the 18-month methodology.  If we were to have used the 18-month methodology for our second quarter comp store figures, we would have reported system-wide comparable store sales increases of 5.1% for the second quarter and 4.1% for the six months ended June 30, 2003.  Please note that the comps-store sales numbers that Julia referenced for the Stuffed French Toast and Paradise Pancakes promotions were calculated on a 12-month basis.

Next, turning to development and franchising activity during the quarter, we opened 19 new restaurants primarily in the Midwest, Rocky Mountain and the Western regions, of which 16 were IHOP-developed and three were developed by franchisees.  Our franchising activities included the sale of 19

IHOP-developed restaurants, three restaurants developed under our franchisee financed program, and we rehabilitated and refranchised one restaurant during the quarter for a total of 23 restaurants franchised.  We ended the quarter with a total of 1,136 IHOP restaurants nationwide and in Canada.

Consistent with our efforts to return cash to shareholders, on August 18th, IHOP will pay its second quarterly cash dividend of $0.25 per common share to shareholders of record as of August 1, 2003.  Future dividend declarations will be made at the discretion of the Board of Directors and will be based on such factors as our earnings, financial condition, cash requirements, future prospects and other factors.

Now, I’d like to turn the call back to Julia.

Julia Stewart – Closing Remarks

Let me walk you through an outlook for 2003 before we take your questions.  In view of the positive momentum in our business, we reiterate our guidance of net income per diluted share in the range of $1.55 to $1.70 for 2003.  We plan to develop 55 to 60 company-financed restaurants and approximately 20 franchise developed restaurants, for a total of between 75 to 85 new restaurants this year.  Accordingly, Capex is estimated to be approximately $90 million [dollars] to $100 million [dollars].  System-wide sales are expected to range between $1.55 billion [dollars] and $1.6 billion

[dollars].  And, as Tom just mentioned, we are improving our free cash flow expectation to fall within the range of negative $15 million [dollars] to negative $25 million [dollars].

We outlined a plan at the beginning of the year, which is now gaining traction.  Guests are coming back more often and momentum is building as our growth strategy takes hold.  We’ve had a high degree of success rolling out our new business model as franchisees are anxious to develop their own restaurants.  We’ve had great success with our new products and marketing campaign.  Now, we are raising our standards and developing expectations for excellence throughout our company.

Recognizing that not every quarter will always be the best we’ve had in 10 years — as is the case this quarter – we are confident about our future and look for continuing improvements in the second half of the year.

With that, I’d be pleased to answer any questions you might have.

Operator?